Exhibit 99.2

Compass Therapeutics LLC and Subsidiary

Compass Therapeutics LLC and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands, except unit data)

	December 31,	March 31,
	2019	2020
	(Note 3)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,303	$17,530
Prepaid expenses and other current assets	935	959
Total current assets	26,238	18,489
Property and equipment, net	3,751	3,315
Restricted cash	263	263
Other assets	129	213
Total assets	$30,381	$22,280
Liabilities, Convertible Preferred Units and Members’ Deficit
Current liabilities:
Current portion of long-term debt	$5,576	$7,447
Accounts payable	629	343
Accrued expenses	3,122	1,117
Derivative liability related to loan	494	814
Total current liabilities	9,821	9,721
Long-term debt, including accretion, net of current portion	9,293	7,447
Total liabilities	19,114	17,168
Commitments and Contingencies (Note 2 and 11)
Convertible preferred units (Series A-1, A-2, A-3, A-4, A4B and A5) 207,164,404 units authorized, issued, and outstanding as of December 31, 2019 and March 31, 2020; aggregate liquidation preference of $132,039,394 as of December 31, 2019 and March 31, 2020	129,870	129,870

Members’ deficit:
Class A common units - 305,346,089 units authorized as of December 31, 2019 and 316,897,443 units authorized as of March 31, 2020; 75,632,932 units and 72,151,724 units issued and outstanding as of December 31, 2019 and March 31, 2020, respectively	2,585	2,832
Class C common units - 4,509,750 units authorized, issued, and outstanding as of December 31, 2019 and March 31, 2020	720	720
Accumulated deficit	(121,908)	(128,310)
Total members’ deficit	(118,603)	(124,758)
Total liabilities, convertible preferred units and members’ deficit	$30,381	$22,280

The accompanying notes are an integral part of these condensed consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Condensed Consolidated Statements of Operations

(In thousands,)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2020
Operating expenses:
Research and development	$7,243	$3,571
General and administrative	3,351	2,260
Total operating expenses	10,594	5,831
Loss from operations	(10,594)	(5,831)
Other income (expense):
Interest income	234	41
Interest expense	(318)	(276)
Change in fair value of derivative liability	(57)	(320)
Realized foreign exchange loss	(7)	—
Total other income (expense)	(148)	(555)
Loss before income tax expense	(10,742)	(6,386)
Income tax expense	(29)	(16)
Net loss	$(10,771)	$(6,402)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Condensed Consolidated Statements of Preferred Units and Members’ Deficit

(In thousands, except unit data)

(Unaudited)

	Convertible Preferred Units
	Series A-1, A-2, A-3, A-4,		Common Units		Common Units		Common Units			Total
	A4B and A-5		Class A		Class B		Class C		Accumulated	Members’
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Deficit	Deficit

Balance at December 31, 2019	207,164,404	$129,870	75,632,932	$2,585	—	$—	4,509,750	$720	$(121,908)	$(118,603)
Unit compensation expense	—	—	—	247	—	—	—	—	—	247
Forfeiture of common units	—	—	(3,481,208)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(6,402)	(6,402)
Balance at March 31, 2020	207,164,404	$129,870	72,151,724	$2,832	—	$—	4,509,750	$720	$(128,310)	$(124,758)

Balance at December 31, 2018	207,164,404	$129,870	66,578,491	$1,670	—	$—	4,509,750	$720	$(87,164)	$(84,774)
Issuance of profit interests and related unit compensation expense	—	—	100,000	255	—	—	—	—	—	255
Forfeiture of common units	—	—	(23,281)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(10,771)	(10,771)
Balance at March 31, 2019	207,164,404	$129,870	66,655,210	$1,925	—	$—	4,509,750	$720	$(97,935)	$(95,290)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2019	2020

Cash flows from operating activities:
Net loss	$(10,771)	$(6,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	526	463
Non-cash interest expense	33	26
Unit-based compensation	255	247
Change in fair value of derivative liability	57	320
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	103	(24)
Other long-term assets	—	(34)
Accounts payable	(588)	(285)
Accrued expenses	(92)	(2,072)
Net cash used in operating activities	(10,477)	(7,761)
Cash flows from investing activities:
Purchases of property and equipment	(319)	(12)
Net cash used in investing activities	(319)	(12)
Cash flows from financing activities:
Net cash provided by financing activities	—	—
Net change in cash, cash equivalents and restricted cash	(10,796)	(7,773)
Cash, cash equivalents and restricted cash at beginning of period	57,773	25,566
Cash, cash equivalents and restricted cash at end of period	$46,977	$17,793
Supplemental disclosure of cash flow information
Cash paid for interest	$279	$256
Supplemental disclosure of noncash investing and financing activities
Acquisition of equipment included in accrued expenses	$-	$15
Deferred offering costs included in accrued expenses	$-	$64

The accompanying notes are an integral part of these condensed consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts)

(Unaudited)

1.	Nature of Business and Basis of Presentation

Compass Therapeutics LLC, a limited liability company, was formed under the laws of the State of Delaware in January 2014. Compass Therapeutics LLC has a wholly-owned subsidiary, Compass Therapeutics Advisors Inc., formed in February 2015. Compass Therapeutics LLC and its wholly-owned subsidiary (the “Company”) are headquartered in Massachusetts. The Company is a fully integrated drug discovery and development company focused on comprehensively drugging the immune system with combinations of human monoclonal antibodies, multiclonals and engineered protein constructs.

The Company is subject to risks and uncertainties common to companies in the biotechnology and pharmaceutical industries. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s technology will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees and consultants.

2.	Liquidity, Uncertainties and Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from the sale of preferred units and borrowings under loan agreements. The Company has incurred recurring losses since its inception, including net losses of $34.7 million for the year ended December 31, 2019 and $6.4 million for the three months ended March 31, 2020. In addition, as of March 31, 2020, the Company had an accumulated deficit of $128.3 million. The Company expects to continue to generate operating losses for the foreseeable future. As of the issuance date of these financial statements, the Company expected that its cash and cash equivalents after taking into consideration private offering that was completed in June 2020 (See Note 13) would be sufficient to fund its operating expenses and capital expenditure requirements into Q4 2021. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. As of May 2020, COVID-19 has spread to Europe, the United States and many other countries, and has been declared a pandemic by the World Health Organization. In an effort to contain the spread of COVID-19, the United States, Europe and Asia have implemented severe travel restrictions, social distancing requirements, stay-at-home or shelter-in-place orders and have delayed the commencement of non-COVID-19-related clinical trials, among other restrictions. As a result, the COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting our employees, communities and business operations, as well as contributing to significant volatility and negative pressure on the U.S. economy and in financial markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or mitigate its impact, and the economic impact on local, regional, national and international markets.

We have been carefully monitoring the COVID-19 pandemic and its potential impact on our business, and have taken important steps to help ensure the safety of our employees and their families and to reduce the spread of COVID-19 community-wide. We have established a work-from-home policy for all employees since mid March 2020, while ensuring essential staffing levels in our operations remain in place, including maintaining key personnel in our laboratory facilities. For those employees, we have implemented stringent safety measures designed to comply with applicable federal, state and local guidelines instituted in response to the COVID-19 pandemic.

While we are currently continuing the clinical trial we have underway, we expect that COVID-19 precautions may directly or indirectly impact the timeline for some of our clinical trial. To date, we have been able to continue to pursue our Phase 1 clinical trial without delays or major difficulties However, we are continuing to assess the potential impact of the COVID-19 pandemic on our current and future business and operations, including our expenses and clinical trials, as well as on our industry and the healthcare system.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by ASUs of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of March 31, 2020 and its results of operations and cash flows for the three months ended March 30, 2019 and 2020. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

The condensed consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to consolidated financial statements and footnotes thereto included elsewhere in this Form 8-K filing.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Compass Therapeutics LLC and its wholly-owned subsidiary, Compass Therapeutics Advisors Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, the valuation of the embedded derivative, the valuation of common units and estimates associated with stock-based awards. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from those estimates. Changes in estimates are recorded in the period that they become known.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company has one operating segment. The Company’s chief operating decision-maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. All of the Company’s long-lived assets are held in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market funds. Cash equivalents are stated at cost, which approximates market value. Cash equivalents consisted of money market funds of $22.8 million and $14.4 million at December 31, 2019 and March 31, 2020, respectively.

Concentrations of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high-credit quality. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high-credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash, cash equivalents and restricted cash.

As of December 31, 2019 and March 31, 2020, the Company had no off-balance sheet risks such as foreign exchange contracts, option contracts or other hedging arrangements.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets as follows:

Estimated
Useful Life
Asset Classification
Equipment	5 years
Furniture and fixtures	7 years
Software	5 years
Leasehold improvements	Lesser of estimated useful life or lease term

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the condensed consolidated balance sheet and any resulting gains or losses are included in the condensed consolidated statement of operations in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization of assets held under capital leases is computed using the straight-line method over the shorter of the estimated useful life of the asset or the period of the related lease.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in the condensed consolidated statements of operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the three months ended March 31, 2019 and 2020.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

An entity may choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.

The Company’s cash equivalents are carried at fair value according to the fair value hierarchy described above and were determined based on Level 1 measurements (see Note 4). The Company’s restricted cash is carried at fair value according to the fair value hierarchy described above and were determined based on Level 2 measurements (see Note 4). The carrying values of other current assets and accounts payable approximate their fair value due to the short-term nature of these assets and liabilities. The carrying values of the Company’s loan approximated its fair value as of December 31, 2019 and March 31, 2020 due to its variable interest rate. The fair value of the loan related embedded derivative (see Note 4) was determined based on Level 3 measurements.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in members’ equity (deficit) as a reduction of proceeds generated as a result of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations. As of December 31, 2019 and March 31, 2020, the Company had deferred offering costs of $0.0 million and $0.1 million, respectively.

Research and Development Costs

Costs associated with internal research and development and external research and development services, including drug development and preclinical studies, are expensed as incurred. Research and development expenses include costs for salaries, employee benefits, subcontractors, facility-related expenses, depreciation and amortization, stock-based compensation, third-party license fees, laboratory supplies, and external costs of outside vendors engaged to conduct discovery, preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials, and other costs. The Company recognizes external research and development costs based on an evaluation of the progress to completion of specific tasks using information provided to the Company by its service providers.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such prepaid expenses are recognized as an expense when the goods have been delivered or the related services have been performed, or when it is no longer expected that the goods will be delivered, or the services rendered.

Costs associated with licenses of technology acquired as part of collaborative arrangements are expensed as incurred and are generally included in research and development expense in the condensed consolidated statements of operations if it is determined the license has no alternative future use.

Accrued Research and Development Expenses

The Company has entered into various research and development and other agreements with commercial firms, researchers, universities and others for provisions of goods and services. These agreements are generally cancelable, and the related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Unit-Based Compensation

The Company accounts for all unit-based awards granted to employees and non-employees as unit-based compensation expense at fair value. The Company measures the estimated fair value of the unit-based award on the date of grant.

The Company determines the fair value of the underlying profit interest units based on input from management and approved by the Board, which utilizes the Company’s enterprise value determined utilizing various methods including the back-solve method, the option-pricing method (“OPM”) or a hybrid of the probability-weighted expected return method (“PWERM”) and the OPM. The total enterprise value is then allocated to the various outstanding equity instruments, including the underlying profit interest unit, utilizing the option-pricing model.

For employee and non-employee awards, the Company recognizes compensation expense over the requisite service period, which is generally the vesting period of the respective award based on the grant date fair value of the award. The Company accounts for forfeitures as they occur.

The fair value of each profits interest unit is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected unit price volatility, the expected term of the unit, the risk-free interest rate for a period that approximates the expected term of the unit and the Company’s expected dividend yield. As there is no public market for its common units, the Company determines the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. The Company expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded unit price. The expected term of the Company’s units granted to employees has been determined utilizing the “simplified” method which uses the midpoint between the vesting date and the contractual term, which is consistent with the method used for employee awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common units; therefore, the expected dividend yield is assumed to be zero.

Net Loss per Unit

The Company follows the two-class method when computing net loss per unit as the Company has issued units that meet the definition of participating securities. The two-class method determines net income (loss) per unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common unitholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per unit attributable to common unitholders is computed by dividing the net income (loss) attributable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net income (loss) attributable to common unitholders is computed by adjusting net income (loss) attributable to common unitholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per unit attributable to common unitholders is computed by dividing the diluted net income (loss) attributable to common unitholders by the weighted average number of common units outstanding for the period, including potential dilutive common units. For purpose of this calculation, outstanding profit interest options, convertible preferred unit and warrants to purchase shares of convertible preferred units are considered potential dilutive common units.

The Company’s convertible preferred unit contractually entitles the holders of such units to participate in dividends but does not contractually require the holders of such units to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common unitholders, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common unitholders, diluted net loss per unit attributable to common unitholders is the same as basic net loss per unit attributable to common unitholders, since dilutive common units are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common unitholders for the three months ended March 31, 2019 and 2020.

The Company’s potentially dilutive securities, convertible preferred units and warrants to purchase common units have been excluded from the computation of diluted net loss per unit as the effect would be to reduce the net loss per unit. Therefore, the weighted average number of common units outstanding used to calculate both basic and diluted net loss per unit attributable to common unitholders is the same. The Company excluded the following potential common units, presented based on amounts outstanding at each period end, from the computation of diluted net loss per units attributable to common unitholders for the periods indicated because including them would have had an anti-dilutive effect:

	For the Three Months Ended March 31,
	2019	2020
Convertible preferred units	207,164,404	207,164,404
Warrants to purchase common units	21,071,987	21,071,987
Total	228,236,391	228,236,391

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the condensed consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. The Company plans to adopt this standard on January 1, 2021 and is currently evaluating the expected impact that the standard could have on its condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC Topic 820. The goal of the ASU is to improve the effectiveness of ASC Topic 820’s disclosure requirements. The standard is effective for the Company beginning January 1, 2020. The adoption of this guidance is not expected to be material to the Company’s condensed consolidated financial statements and related disclosures.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). The amendments in this update clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The standard is effective for the Company beginning January 1, 2021. The Company is currently evaluating the potential impact ASU 2018-18 may have on its financial position and results of operations upon adoption.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning January 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s condensed consolidated financial statements.

4.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of December 31, 2019 Using:
	Quoted
	Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Fair Value
Assets
Cash equivalents - money market
funds	$22,784	$—	$—	$22,784
Restricted cash	$—	$263	$—	$263
Total assets	$22,784	$263	$—	$23,047
Liabilities
Derivative liability related to loan	$—	$—	$494	$494
Total liabilities	$—	$—	$494	$494

	Fair Value Measurements as of March 31, 2020 Using:
	Quoted
	Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Fair Value
Assets
Cash equivalents - money market
funds	$14,395	$—	$—	$14,395
Restricted cash	$—	$263	$—	$263
Total assets	$14,395	$263	$—	$14,658
Liabilities
Derivative liability related to loan	$—	$—	$814	$814
Total liabilities	$—	$—	$814	$814

Valuation of Derivative Liability

The Company’s derivative liability is comprised of the contingent interest rate reset features and a contingent feature to pay a success fee upon the occurrence of certain liquidity events, each of which met the definition of a derivative instrument, which terms are included in the loan and security agreement (refer to Note 7). The Company classified these instruments as a liability on the condensed consolidated balance sheets because these features are not clearly and closely related to its host instrument and met the definition of a derivative. The derivative liability was initially recorded at fair value upon issuance of the loan and is being subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the condensed consolidated statements of operations.

The fair value of the derivative liability recognized was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the derivative liability was determined using the probability-weighted expected return method, which considered as inputs the type, timing and probability of occurrence of a change-of-control event, the future equity financing and cash settlement of the loans; the potential amount of the payment under each of these potential settlement scenarios; and the risk-adjusted discount rate reflecting the expected risk profile for each of the potential settlement scenarios.

The following table provides a roll forward of the aggregate fair values of the Company’s derivative liability:

Derivative
Liability
Balance at December 31, 2018	$390
Change in fair value	104
Balance at December 31, 2019	$494
Change in fair value	320
Balance as of March 31, 2020 (unaudited)	$814

5.	Property and Equipment

Property and equipment consist of the following:

	December 31,	March 31,
	2019	2020
Equipment	$7,230	$7,229
Furniture and fixtures	629	629
Leasehold Improvements	896	896
Software	669	669
Assets not yet placed in service	230	243
Total property and equipment–at cost	9,654	9,666
Less: Accumulated depreciation and amortization	(5,903)	(6,351)
Property and equipment, net	$3,751	$3,315

Total depreciation and amortization expense for three months ended March 31, 2019 and 2020, was $0.5 million and $0.5 million, respectively.

6.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,	March 31,
	2019	2020
Accrued employee compensation and benefits	$1,758	$277
Accrued external research and development expenses	249	147
Accrued legal fees	417	480
Accrued professional fees	—	52
Accrued interest expense	87	81
Accrued federal and state taxes	1	16
Accrued sales taxes	554	—
Other accrued expenses	56	64
Total accrued expenses	$3,122	$1,117

7.	Loan Payable

On March 30, 2018, the Company entered into the 2018 Loan Agreement with Pacific Western Bank, Inc. (“PWB”), which provides for a term loan of up to $15.0 million on the closing date, maturing and requiring full repayment of principal and interest by March 1, 2022 (“Maturity Date”). The Company borrowed the full $15.0 million available under the 2018 Loan Agreement in two separate tranches: $10.0 million upon execution of the 2018 Loan Agreement in March 2018 (“Tranche I”), and $5.0 million in September 2018 (“Tranche II”).

Borrowings under the 2018 Loan Agreement bear interest at a rate per year equal to the greater of 6.25% and 2.00% plus the Wall Street Journal prime rate; provided, however, that in the event the Company achieves certain milestones the interest rate applicable to the borrowings would be the greater of 6.25% and 1.50% plus the Wall Street Journal prime rate. In an event of default, as defined in the 2018 Loan Agreement, the interest rate applicable to borrowings would be increased by 5.0%.

The Company is required to make monthly payments of interest only, beginning on April 1, 2018 and continuing through March 30, 2019 (the “Interest Only End Date”), at which time the Company would begin making payments on the principal from April 1, 2019 through the Maturity Date. However, upon the achievement of certain milestones, the Interest Only End Date would be extended through September 30, 2019 or March 30, 2020, and the Maturity Date would be extended to September 1, 2022. The 2018 Loan Agreement allows for prepayment in full of the outstanding principal at any time, subject to a prepayment charge that is dependent on the prepayment date.

Per the 2018 Loan Agreement, upon a Liquidity Event, defined below, the Company would pay a success fee of $0.8 million, or $1.1 million if both Tranche I and Tranche II were issued (“Success Fee”). A Liquidity Event is defined as (a) any sale, license, or other disposition of all or substantially all of the assets of the Company, (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of a company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of a company’s equity securities.

Borrowings under the 2018 Loan Agreement are collateralized by substantially all of the Company’s personal property, excluding intellectual property. Under the 2018 Loan Agreement, the Company agreed to affirmative and negative covenants to which it remains subject until maturity or repayment in full. The negative covenants include restrictions on the Company’s ability to incur additional indebtedness, pay dividends, encumber its property, or engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. The obligations under the 2018 Loan Agreement are subject to acceleration upon occurrence of specified events of default, including payment default, insolvency and a material adverse change in the Company’s business, operations or financial or other condition.

On September 26, 2018, the Company entered into the First Amendment to the 2018 Loan Agreement (the “First Amendment”) which amended the primary depository covenant by waiving violations on maintaining excess cash and decreasing the primary depository covenant. The First Amendment also amended the Success Fee due upon the occurrence of a Liquidity Event from $0.8 million, with a contingent $0.3 million upon the advance of the Tranche II, to the full $1.1 million upon the occurrence of a Liquidity Event.

In March 2019, the Company entered into the Second Amendment to the 2018 Loan Agreement (the “Second Amendment”), which extended the second milestone date from March 31, 2019 to April 30, 2019. The first milestone was achieved in February 2018 which extended the interest only period through September 30, 2019.

In October 2019, the Company entered into the Third Amendment to the 2018 Loan Agreement (the “Third Amendment”), which extended the Interest Only End Date to March 31, 2020. The amendment also added an additional covenant requiring the Company to maintain a minimum cash balance of $6.0 million at PWB commencing April 2, 2020 if additional finance proceeds of $40.0 million are not raised prior to April 2, 2020.

Each of the three amendments to the 2018 Loan Agreement were analyzed and determined to be debt modifications not extinguishments.

The aggregate principal amount of debt outstanding consisted of the following:

	December 31,	March 31,
	2019	2020
Current liabilities:
Term loan under the 2018 Loan Agreement	$5,625	$7,500
Unamortized debt discount	(49)	(53)
Loan payable, net of discount	5,576	7,447
Non-current liabilities:
Term loan under 2018 Loan Agreement	9,375	7,500
Unamortized debt discount	(82)	(53)
Loan payable, net of discount and current portion	9,293	7,447
Total loan payable, net of discount	$14,869	$14,894

The Company recognized interest expense under the 2018 Loan Agreement, as amended, of $0.3 million and $0.3 million during the three months ended March 31, 2019 and 2020, respectively, including interest expense related to the amortization of the debt discount which was immaterial. As of December 31, 2019 and March 31, 2020, the unamortized debt discount was $0.1 million and $0.1 million, respectively.

As of March 31, 2020, the aggregate minimum future principal payments due in connection with the 2018 Loan Agreement, as amended, are as follows:

Year Ending December 31,
2020	$5,625
2021	7,500
2022	1,875
$15,000

8.	Preferred Units

The holders of preferred units have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the preferred units are classified outside of members’ deficit on the condensed consolidated balance sheets.

As of December 31, 2019 and March 31, 2020, the preferred units consisted of the following:

	Preferred Units
	Issued
Preferred Units	and Outstanding	Liquidation Preference
Series A-1	64,704,832	$15,978
Series A-2	36,782,734	15,000
Series A-3	23,467,151	15,000
Series A-4	15,253,415	15,000
Series A4B	22,216,583	21,848
Series A-5	44,739,689	49,214
	207,164,404	$132,040

The rights, preferences, and privileges of the preferred units are as follows:

Voting Rights

The preferred unitholders are entitled to the number of votes equal to the number of Class A common units into which each preferred unit is convertible. Any action to be taken by the unit holders requires the affirmative vote of a majority of unitholders, unless a different vote is required, including without limitation, actions requiring consent of the requisite preferred holders.

Conversion

Each preferred unit is convertible, at the option of the holder, at any time, and without the payment of additional consideration, into Class A common units as is determined by dividing the original purchase price by the conversion price with respect to such preferred unit in effect at the time of conversion. The Series A-1 conversion price is $0.2885 per unit, the Series A-2 conversion price is $0.4078 per unit, the Series A-3 conversion price is $0.6392, the Series A-4 and Series A4B conversion price is $0.9834 and the Series A-5 conversion price is $1.10.

Distribution

In the event of a liquidation, dissolution, or winding up of the Company, or in the event the Company merges with or is acquired by another entity, the holders of the preferred units are entitled to be paid an amount equal to $0.2885 per unit of Series A-1, $0.4078 per unit of Series A-2, $0.6392 per unit of Series A-3, $0.9834 per unit of Series A-4 and Series A4B, and $1.10 per unit of Series A-5. Once the preceding liquidation preference has been paid, any remaining assets would be distributed pro rata among the holders of the preferred units and common units.

Preferred units shall be automatically deemed and treated as if they were converted into common units solely for purposes of determining the distributions made pursuant to the order of priority above, if the common unit distribution amount equals or exceeds (A) the original issue price then applicable to such series of preferred units plus (B) the per unit amount of any unpaid tax distributions, divided by (C) the number of common units then issuable upon conversion hereunder of one (1) unit of such series of preferred units.

Liquidation

In the event of any liquidation or deemed liquidation, dissolution or winding-up of the Company, the assets of the Company would be distributed in accordance with the same order of priority as distributions.

9.	Common Units, Warrants and Stock Incentive Plans

Upon formation of the Company, a capital account was established for each member. The capital account of each member is adjusted for the cash and property contributed by or distributed to each member, the amount of net profits or loss allocated to the member, and other adjustments. Net profit or loss is allocated to the members in proportion to their respective member interests in the Company.

In connection with prior financing transactions the Company issued warrants to purchase common units. A summary of the outstanding warrants at both December 31, 2019 and March 31, 2020 is as follows:

Date Granted	Number	Exercise Price	Expiration Date
6/17/2015	5,267,959	$2.8474	7/17/2022
12/7/2015	5,267,959	$2.8474	7/17/2022
9/7/2016	5,268,035	$2.8474	7/17/2022
7/11/2017	5,268,034	$2.8474	7/17/2022

The Company established two classes of its common units, Class A and Class C common units, each of which entitled its holder to one vote per unit. Due to employee terminations and resignations, 10,588,658 and 3,481,208 Class A common units were forfeited during the year ended December 31, 2019 and three months ended March 31, 2020, respectively. The Company’s outstanding common units have been issued from the incentive pool and the founders’ pool.

The Class C common units issued to Series A-3 and Series A-4 holders, as well as the Class A common units issued or issuable under the incentive pool include incentive units (as defined in the restated operating agreement) are intended to constitute “profits interests” for tax purposes. Profits interest units are recorded as issued and outstanding common units when granted. Standard vesting for profits interests provide for 25% of units to vest after one year with the remaining vesting monthly thereafter over 36 months. As approved by the Board, some grants may have different vesting provisions. Class C common units were vested in full upon grant.

Unvested profits interest unit’s activity for the year ended December 31, 2019 and the three months ended March 31, 2020, is as follows:

	Number of
	Nonvested
	Class A	Weighted
	and Class B	Average
	Profits	Grant Date
	Interests	Fair Value
Outstanding at December 31, 2018	19,932,277	0.19

Granted	19,643,100	0.16
Vested	(7,044,620)	0.14
Forfeited	(10,588,658)	0.21
Outstanding at December 31, 2019	21,942,099	0.18

Granted	-	0.00
Vested	(994,828)	0.17
Forfeited	(3,481,208)	0.16
Outstanding at March 31, 2020	17,466,063	0.18

In connection with the issuance of any profits interest, the Board will determine and set a threshold dollar amount with respect to the units, or strike price. The strike price is determined and set as the fair value of the underlying common units on the date of the grant.

The Company uses an option pricing model to value profits interests. The assumptions used to value profits interests granted during the year ended December 31, 2019:

Expected term (in years)	6.0
Risk-free rate	1.74%
Expected volatility	72.75%
Expected dividend yield	0%

The weighted-average grant-date fair value for profits interests granted during the year ended December 31, 2019 was $0.16. No profits interests were granted during the three months ended March 31, 2020. Compensation expense from profits interests for the three months ended March 31, 2019 and 2020, was $0.3 million and $0.2 million, respectively. As of March 31, 2020, remaining unrecognized compensation cost related to nonvested profits interests to be recognized in future periods totaled $2.8 million, which is expected to be recognized over a weighted-average period of 2.08 years.

10.	License, Research and Collaboration Agreements

Collaboration Agreements

Adimab Agreement

The Company entered into a collaboration agreement with Adimab, LLC on October 16, 2014. As of March 31, 2020, future milestone payments in connection with this agreement amounted to $2.0 million. The agreement also includes provisions for payment of royalties at rates ranging in the single digits as a percentage of future net sales within a specified term from the first commercial sale. The Company recorded research and development expense of $0.5 million and $0.0 in connection with this agreement during three months ended March 31, 2019 and 2020, respectively.

Other License and Research Agreements

During 2019 and the three months ended March 31, 2020, the Company entered into several license agreements with various academic and healthcare institutions to in-license certain intellectual property rights and know-how relevant to its programs. As part of the consideration related to these license agreements, the Company made cash payments of $0.8 million during the year ended December 31, 2019 and $0.1 million during the three months ended March 31, 2020. The Company recorded $0.1 million and $0.1 million to research and development expense during the three months ended March 31, 2019 and 2020, respectively. In addition, the Company also committed to make certain clinical and regulatory milestone payments in the aggregate of $0.5 million associated with the in-licensed technology.

11.	Commitments and Contingencies

Operating Leases

The Company leases laboratory and office space in Cambridge, MA. The Company also leases a vivarium and storage space in Cambridge, MA. All leases expire January 31, 2021. The future minimum rental payments under the leases as of March 31, 2020 are as follows:

Year Ending December 31,	Amount
2020	$1,443
2021	160
$1,603

The Company’s lease agreements include payment escalations and lease incentives which are accrued or deferred as appropriate such that rent expense is recognized on a straight-line basis over the respective lease terms. Leasehold improvement reimbursements from the landlord are recorded as deferred rent and amortized as reductions to lease expense over the lease term. Adjustments for payment escalations are also recorded as deferred rent and amortized over the lease terms.

Rental expense is recorded as an operating expense within both research and development and general and administrative expenses. Rental expense was $0.5 million and $0.4 million for the three months ended March 31, 2019 and 2020, respectively.

12.	Related Parties and Related-Party Transactions

On October 16, 2014, the Company entered into a collaboration agreement with Adimab, LLC. The Company’s co-founder has a direct ownership interest in Adimab, LLC. The Company recorded research and development expense of $0.5 million and $0.0 in connection with this agreement during three months ended March 31, 2019 and 2020, respectively.

On September 18, 2017, the Company entered into a software license and services agreement with StackWave, LLC. An employee of the Company is the co-founder and has a direct ownership interest in StackWave, LLC. The Company recorded capitalized software of $0.1 million and $0.3 million for the three months ended March 31, 2019 and 2020, respectively.

13.	Subsequent Events

For its condensed consolidated financial statements as of March 31, 2020 and for the three months then ended, the Company evaluated subsequent events through June 23, 2020, the date on which those financial statements were issued, and the following subsequent events were noted.

Reverse Merger

On June 18, 2020, Olivia Ventures, Inc., Acquisition Sub, Compass Therapeutics, Blockers, Blockers Merger Subs and Blocker Holders entered into the Merger Agreement, pursuant to which Acquisition Sub merged with and into Compass Therapeutics, with Compass Therapeutics continuing as the surviving entity and our wholly-owned subsidiary, and each Blocker Merger Sub merged with and into the applicable Blocker, with each Blocker continuing as the surviving entity and our wholly-owned subsidiary. As a result of the Merger, we acquired the business of Compass Therapeutics.

At the Effective Time, an aggregate of 31,627,139 shares of our common stock were issued to holders of common and preferred membership units of Compass Therapeutics and to the holders of equity interests of the Blockers, after adjustments due to rounding for fractional shares. With respect to 15 holders of an aggregate of 131,472 Compass Therapeutics common membership units who were not accredited investors, we paid an aggregate of approximately $68 thousand in cash in consideration for cancelling such membership units in connection with the Merger. In addition, 2,930,836 shares of our common stock were reserved for issuance under our 2020 Stock Option and Incentive Plan. Immediately prior to the Effective Time, an aggregate of 4,000,000 of the 5,000,000 shares of our common stock held by pre-Merger stockholders of Olivia Ventures, Inc. were forfeited and surrendered for cancellation.

The Merger and the Blocker Mergers were treated as a recapitalization and reverse acquisition by us for financial reporting purposes. Compass Therapeutics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Compass Therapeutics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Code.

Private Placement Offering

On June 19, 2020, we sold 12,096,442 shares of our common stock pursuant to the initial closing of a private placement offering for up to 14,000,000 shares of our common stock, at a purchase price of $5.00 per share for approximately $54 million in net proceeds. The Offering closed on June 19, 2020. We may hold one or more subsequent closings at any time prior to July 19, 2020, unless otherwise extended, to sell any remaining shares in the Offering. We may also sell up to an additional 2,000,000 shares of our common stock at the Offering Price to cover over-subscriptions in the event the Offering is oversubscribed.